EXHIBIT 10.1

Execution Copy

MANAGEMENT
AGREEMENT

between the

ROTATE BLACK MISSISSIPPI, LLC

And

ROTATE BLACK, INC.

Dated October 27, 2010
and
Effective as of April 1, 2010

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”), is made and entered into on October 26, 2010 and is effective and operative as of the 1st day of April, 2010 by and between Rotate  Black MS, LLC (the “Company”) having a place of business at 2510 14th Street, Suite 1125, Gulfport, MS 39501 and Rotate Black, Inc. (hereinafter “Manager”), whose business office is located at 932 Spring Street, Petosky, MI  49770 (the Company and the Manager are hereinafter collectively referred to as the “Parties”).

RECITALS

A. The Company seeks technical experience and expertise to operate the Facility and the Enterprise (as defined herein), and desires to retain the services of a manager with knowledge and experience in the Gaming industry to develop, manage, operate and maintain the Facility and the Enterprise. The Manager is willing and able to provide such experience, expertise and instruction.

B. The Company desires to grant the Manager the exclusive right and obligation to develop, manage, operate and maintain the Facility and the Enterprise, as defined in this Agreement, and any expansion thereof, and the Manager wishes to perform these functions for the Company.

In consideration of the mutual covenants contained in this Agreement, the Parties agree and covenant as follows:

ARTICLE I

DEFINITIONS

As they are used in this Agreement, the terms listed below shall have the meanings assigned to them in this Article.

“Affiliates” means with respect to any Person, (i) any other Person of which securities or other ownership interests representing more than 51% of the voting interests are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person.  As used herein, “Control”, whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities or otherwise.
“Agreement” means this Management Agreement.
“Approved Budget” means the Operating Budget after its approval by the Company.
“Capital Budget” means the capital budget described in Section 3.6.
“Capital Replacement(s)” means any alteration or rebuilding or renovation of the Facility, and any replacement of Furnishings and Equipment, the cost of which is capitalized and depreciated, rather than being expensed, applying Generally Accepted Accounting Principles, as described in Section 3.10.

“Capital Replacement Reserve” means the reserve described in Section 3.10(g).
“Compensation” means the direct salaries and wages paid to, or accrued for the benefit of, any employee, including incentive compensation, together with all fringe benefits payable to or accrued for the benefit of such employee, including employer’s Social Security quotas, unemployment compensation or other employment taxes, pension fund contributions, workers’ compensation, group life, accident and health insurance premiums and costs, and profit sharing, severance, retirement, disability, relocation, housing and other similar benefits.
“Confidential Information” means the information described in Section 12.22.
“Depository Account” means the bank account so designated and described in Section 3.10(b).
“Disbursement Account” means the bank account so designated and described in Section 3.10(c).
“Emergency Condition” shall have the meaning set forth in Section 3.7.
“Enterprise” means the commercial Gaming business or businesses of the Company as authorized, operated and managed by Manager in accordance with the terms and conditions of this Agreement together with any other lawful commercial activity or activities related to Gaming allowed in the Facility and supervised by Manager including, but not limited to,  Automatic Teller Machines (“ATM”), and the sale of food, beverages, tobacco, gifts and souvenirs. The Enterprise includes any buildings, parking facilities, or other structures used for or in conjunction with Gaming and related purposes, including but not limited to on-site retail sales operations owned by the Company (or any instrumentality of the Company) related to Gaming conducted at the Facility, wherever situated, including any hotels, resorts, amusement areas or accommodation facilities. The Company shall have the sole proprietary interest in and responsibility for the conduct of all Gaming conducted by the Enterprise, subject to the rights and responsibilities of the Manager under this Agreement.
“Enterprise Bank Accounts” means those accounts described in Section 3.10.
“Enterprise Employee” means any person employed pursuant to Section 3.3 to perform regular services for the Enterprise in connection with the maintenance, operation, and management of the Enterprise and the Facility.
“Enterprise Employee Policies” means those employee policies and employment practices described in Section 3.3(b).
“Facility” means any buildings, improvements, and fixtures, now or hereafter located therein or thereon and housed on the approximately 9.5 acres of the gaming site located in Gulfport, MS or on associated and/or adjacent real property owned or leased by the Company, or in which the Company has an interest, within which the Enterprise will be operated.
“Fiscal Year” means the 12-month period commencing on January 1 in any year and ending on December 31 in the following year, or any other 12-month period adopted by the Company as the fiscal year of the Enterprise.
“Furnishings, Trade Fixtures and Equipment” means all furniture, trade fixtures and equipment required or used in the operation of the Enterprise in accordance with the standards set forth in this Agreement, including, without limitation:
(i) cashier, money sorting and money counting equipment, surveillance and communication equipment and security equipment;
(ii) table games, keno equipment, slot machines and other Gaming equipment, to the extent such items are permitted for use at the Facility under the License;
(iii) office furnishings and equipment;
(iv) specialized equipment necessary for the operation of any portion of the Enterprise for accessory purposes, including equipment for kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities; and
(v) all other furnishings and equipment hereafter located and installed in or about the Facility which are used in the operations of the Enterprise in accordance with the standards set forth in this Agreement.

“Gaming” means any and all gaming activities, including, but not limited to  games of luck and chance or casino games as permitted under the laws of the State of Mississippi.
“General Manager” means the person designated by Company and employed by the Manager to direct the day-to-day operation of the Enterprise.
“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.
“Gross Gaming Revenue (Win)” means the net win from Gaming which is the difference between Gaming wins and losses before deducting costs and expenses, determined in accordance with GAAP consistently applied.
“Gross Revenues” means all revenues of any nature derived directly or indirectly from any Gaming or commercial activity comprising the Enterprise including, without limitation, Gross Gaming Revenue (Win), interest earned on bank accounts established for the deposit of Gaming receipts, food and beverage sales and other rental or other receipts from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires, provided that such lessees, sublessees, licensees and concessionaires are not subsidiaries or Affiliates of the Company or the Manager), parking fees, and revenue recorded for Promotional Allowances, determined in accordance with GAAP consistently applied, but excluding any taxes assessed by the Company in accordance with Section 7.2.
“House Bank” means the amount of cash, chips, tokens and plaques that the General Manager from time to time determines necessary to have at the Facility daily to meet the cash needs of the Enterprise.
“Internal Control Systems” means the systems described in Section 3.9.
“Legal Requirements” means any and all present and future judicial and administrative rulings or decisions, and any and all present and future national, local, and other applicable laws, ordinances, rules, regulations, permits, licenses and certificates, in any way applicable to the Company, the Manager, the Property, the Facility or the Enterprise.
 “Manager” means Rotate Black, Inc., or its permitted and appointed affiliate, subsidiary, designee or agent.
“Manager’s Proprietary Information” means the information described in Section 12.22(b).
Company
“Management Fee” means the management fee described in Section 2.3.
“Material Breach” means any of the events described in Section 10.1.
“Minimum Balances” means the amounts described in Section 3.5(c).
 “Monthly Distribution Payment” shall have the meaning given in Section 5.1.
 “Net Revenues” means the sum of “Net Revenues (Gaming)” and “Net Revenues (other).”

“Net Revenues (Gaming)” means Gross Gaming Revenue (Win) of the Enterprise from Gaming less
(a) all Gaming related Operating Expenses, excluding the Management Fee,
(b) the retail value of Promotional Allowances, if any, and
(c) the following revenues actually received by the Enterprise and included in Gross Gaming Revenue (Win):
(i) any gratuities or service charges added to a customer’s bill;
(ii) any credits or refunds made to customers, guests or patrons;
(iii) any sums and credits received by the Enterprise for lost or damaged merchandise;
(iv) any sales, excise, gross receipt, admission, entertainment, tourist or other taxes, charges, fees or assessments received from patrons and passed on to a governmental or quasi governmental entity;
(v) any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;
(vi) any fire and extended coverage insurance proceeds other than for business interruption;
(vii) any condemnation awards other than for temporary condemnation;
(viii) any proceeds of financing or refinancing;
(ix) any taxes owed on Gaming revenue; and
(x) any investment income, including interest on bank account(s).
“Net Revenues (Other)” means all Gross Revenues of the Enterprise from all other sources in support of Gaming not included in “Net Revenues (Gaming),” such as lodging,  food and beverage, entertainment and retail, less
(a) all non-Gaming related Operating Expenses, excluding the Management Fee,
(b) the retail value of Promotional Allowances, if any, and
(c) the following revenues actually received by the Enterprise and included in Gross Revenues:
(i) any gratuities or service charges added to a customer’s bill;
(ii) any credits or refunds made to customers, guests or patrons;
(iii) any sums and credits received by the Enterprise for lost or damaged merchandise;
(iv) any sales, excise, gross receipt, admission, entertainment, tourist or other charges, fees or assessments received from patrons and passed on to a governmental or quasi governmental entity;
(v) any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;
(vi) any fire and extended coverage insurance proceeds other than for business interruption;
(vii) any condemnation awards other than for temporary condemnation;
(viii) any proceeds of financing or refinancing;
(ix) any taxes owed on non-Gaming revenue; and
(ix) any investment income, including interest on bank account(s).
“Operating Budget and Annual Plan” means the operating budget and plan described in Section 3.5.

“Operating Expenses” means all expenses of the operation of the Enterprise determined in accordance with GAAP consistently applied, including but not limited to the following:
(i) the Compensation to Enterprise Employees;
(ii) Operating Supplies for the Enterprise;
(iii) utilities;
(iv) repairs and maintenance of the Facility (excluding Capital Replacements and contributions to the Capital Replacement Reserve);
(v) interest on the Loan;
(vi) interest on installment contract purchases or other interest charges on debt approved by the Company;
(vii) insurance and bonding;
(viii) advertising and marketing, including busing and transportation of patrons to the Facility;
(ix) accounting, legal and other professional fees;
(x) security costs;
(xi) reasonable travel expenses for officers and employees of the Enterprise, the Manager or its Affiliates, to inspect and oversee the Enterprise, subject to the budget agreed upon by the Company;
(xii) lease payments, other than the principal component of capital leases, for Furnishings, Trade Fixtures, and Equipment to the extent approved by the Company;
(xiii) trash removal;
(xiv) costs of goods sold;
(xv) other expenses designated as Operating Expenses in accordance with the accounting standards referred to in Section 3.17;
(xvi) expenses specifically designated as Operating Expenses in this Agreement;
(xvii) depreciation;
(xviii) recruiting and training expenses;
(xix) any budgeted charitable contributions by the Enterprise which are approved by the Company.
“Operating Supplies” means food and beverages (alcoholic and nonalcoholic) and other consumable items used in the operation of the Facility, such as playing cards, tokens, chips, plaques, dice, fuel, soap, cleaning materials, matches, paper goods, stationery and all other similar items.
“Promotional Allowances” means the retail value of complimentary food, beverages, merchandise, and tokens for Gaming, provided to patrons as promotional items.
 “Relative” means an individual residing in the same household or who is related as a spouse, father, mother, son or daughter, whether by blood or adoption.
 “Term” means the term of this Agreement as described in Section 2.2.

ARTICLE II

ENGAGEMENT OF MANAGER

Section 2.1. Engagement of Manager.  The Company hereby retains and engages the Manager as the manager of the Enterprise pursuant to the terms and conditions of this Agreement. The Manager hereby accepts such retention and engagement, subject to the receipt of all necessary regulatory approvals.

Section 2.2. Term.  The Term of this Agreement shall be Ninety-Nine (99) Years from the date of this Agreement.

Section 2.3. Management Fee.  (a) In consideration for its services under this Agreement, the Company shall pay Manager a management fee equal to Two Hundred Thousand Dollars ($200,000) per month payable on the first (1st) day of each month in advance until commencement of the gaming operations at the Facility.  Upon commencement of the gaming operations at the Facility, the Company shall pay manager Two Hundred Fifty Thousand Dollars ($250,000) per month payable on the first (1st) day of each month in advance beginning on the commencement of the gaming operations at the Facility.   The Company shall pay the Manager a fee equal to Three Hundred Thousand Dollars ($300,000) per month payable on the first (1st) day of each month in advance beginning in the month that the Company achieves earnings before interest taxes depreciation and amortization (EBITDA) of Seventeen Million Dollars ($17,000,000) in the aggregate over the preceding twelve (12) months.

(b)   As additional consideration to the Manager, the Company shall provide the Manager with thirty percent (35%) of the outstanding equity ownership of the Company as of the date of formation of Rotate Black MS, LLC.

(c)   In the event the Manager achieves EBITDA at or more than $14.2 million dollars during the first (1st) twelve (12) months of the full opening of the gaming vessel and hotel, the Company shall provide additional equity interests in the Company to the Manager in accordance with the schedule below:

EBITDA achieved by Manager	Increased Ownership
Manager’s Ownership Percentage of the Company on a Fully Diluted Basis
(assuming no sale or transfer of membership interests by Manager after grant of membership interests in accordance with
 Section 2.3(b))

$1 to $14.199 million	0%	35%
$14.2 million to $15.199 million	2.5%	37.5%
$15.2 million to $16.199 million	5%	40%
$16.2 million to $17.199 million	7.5%	42.5%
$17.2 million or more	10%	45%

Section 2.4. Manager’s Compliance with Law, Licenses.  The Manager covenants that it will comply at all times with all Legal Requirements and any licenses issued hereunder.

Section 2.5. Fire and Safety.  The Manager shall ensure that the Facility shall be maintained and operated in compliance with all Legal Requirements

ARTICLE III

BUSINESS AND AFFAIRS IN CONNECTION WITH THE ENTERPRISE

Section 3.1. Manager’s Authority and Responsibility. The Manager shall conduct and direct all business and affairs in connection with the operation, management and maintenance of the Enterprise and the Facility, and shall have the responsibility for paying the bills and expenses of the Enterprise as Operating Expenses, on behalf of the Company out of the Company’s accounts. The Manager is hereby granted the necessary power and authority to act in order to fulfill all of its responsibilities under this Agreement. The Manager hereby accepts such retention and engagement.  Nothing herein grants or is intended to grant the Manager any interest in or to the Facility or the Enterprise.  The Company shall have the sole proprietary interest in and ultimate responsibility for the conduct of all Gaming conducted by the Enterprise, subject to the rights and responsibilities of the Manager under this Agreement.

Section 3.2. Duties of Manager. In managing, operating and maintaining the Enterprise and the Facility under this Agreement, the Manager’s duties shall include, without limitation, the following:

(a)           Maintenance and Improvement. The Manager shall be responsible for the maintenance and improvement of the Enterprise and the Facility, and shall use reasonable measures for the orderly physical administration, management, and operation of the Enterprise and the Facility, including without limitation cleaning, painting, decorating, plumbing, carpeting, grounds care and such other maintenance and repair work as is reasonably necessary.

(b) Compliance. The Manager shall comply with all duly enacted statutes, regulations and ordinances and all other applicable laws.

(c) Required Filings. The Manager shall comply with all applicable reporting requirements.

(d) Contracts. Contracts for the operations of the Enterprise shall be entered into in the name of the Enterprise and signed by the General Manager and such other persons as the Company may specify.  The Company shall determine the persons authorized to sign contracts on behalf of the Enterprise in specified ranges, amounts or categories. No contracts, of any amount, for the supply of goods or services to the Enterprise shall be entered into with an Affiliate of the Manager unless that affiliation is disclosed in writing to the Company and approved by the Company, competitive bids have been obtained, and the contract terms are no less favorable for the Enterprise than could be obtained from a nonaffiliated contractor.  All such disclosure, competitive bids and contracts with Affiliates of the Manager shall be retained and shall be available to the Company for inspection.

(e) Enterprise Operating Standards. The Manager shall operate the Enterprise in a proper, efficient and competitive manner in accordance with operating standards which are consistent with the operating standards of the casino resort industry in Mississippi.  It is the Parties’ intention that the Enterprise be open 24 hours daily, seven days a week; actual operating days and hours shall be established by the Manager, subject to the approval of the Company.  The Manager shall prepare annually a plan for the protection of public safety and the physical security of patrons of the Enterprise, which plan shall be submitted to and approved by the Company. The Manager shall be responsible for the hiring and supervision of security personnel for the Facility and the operation of the Enterprise in accordance with the approved plan.

(f) Repair or Replacement. If the Facility is damaged, destroyed or condemned so that Gaming can no longer be conducted at the Facility, the Facility shall be reconstructed if the insurance or condemnation proceeds are sufficient to restore or replace the Facility to a condition at least comparable to that before the casualty occurred.  If the Manager elects to reconstruct the Facility and if the insurance proceeds or condemnation awards are insufficient to reconstruct the Facility to such condition, the Manager may, in its sole discretion, offer to lend the Company such additional funds as are necessary to reconstruct the Facility to such condition and such funds shall, with the prior approval of the Company, constitute a loan to the Company, secured solely by the revenues from the Enterprise and repayable upon such terms as may be agreed upon by the Company and the Manager. The Company may also, at its sole discretion, borrow from a third party such funds as are necessary to rebuild the Facility.  The interest upon any such loan shall be treated as an Operation Expense of the Enterprise.    If the insurance proceeds are not sufficient and are not used to repair the Facility, and neither the Manager nor the Company wishes to provide the additional funds necessary to re-build and reopen the Facility, the Company and the Manager shall jointly adjust and settle any and all claims for such insurance proceeds or condemnation awards, and such proceeds or award and any undistributed Net Revenues shall be applied: (i) first, as to insurance proceeds or condemnation awards for Equipment subject to a purchase money security interest or lease, to such secured party or lessor; (ii) second, as to any other insurance proceeds, condemnation awards or undistributed Net Revenues, to the amounts due on the Loan (and any other loans relating to the Facility, in the order of their priority), including principal and interest; (iii) third, to the repayment of any other third party claims relating to the Facility; and (iv) fourth, to Manager and the Company in accordance with Section 5 of this Agreement.

(g) Other Business Purposes. The Manager shall have the option to use the Facility for other purposes included in the Enterprise and reasonably incidental to Gaming, provided that the Company has approved such purposes (which approval shall not be unreasonably withheld). For any purpose other than Gaming, the Manager shall obtain all approvals necessary under applicable law.

(h) Termination of Gaming. The Manager shall have the option at any time within a 60 calendar day period following the cessation of Gaming on the Property due to change in law, act of god or similar reason to notify the Company in writing that it is terminating operations under this Agreement, in which case the Manager shall retain any rights it may have to any accrued and unpaid Management Fee due under Section 2.3 or the reimbursement of any amounts advanced by the Manager under Sections 3.15, 3.20 or 5.2 and rights to repayments of amounts owed to it under any Loans. If the Manager does not elect to terminate this Agreement, it may take whatever action may be necessary to reduce expenses during such termination of Gaming.

(i) Tolling of the Agreement.  If, within 12 months after the cessation of Gaming on the Property under  Section 3.2(h) or 12 months of management of the Enterprise under Section 3.2(f), the Manager determines that the recommencement of Gaming is possible, and if the Manager has not terminated this Agreement under the provisions of clause (d), the Manager may resume management of the Facility. The period of such cessation shall not be deemed to have been part of the Term of this Agreement and the date of expiration of the Term of this Agreement shall be extended by the number of days of such cessation period. Any reasonable payments made to any third party to eliminate rights acquired in the Property, the Facility or the Enterprise during the period of cessation or to eliminate or cure the problems, which caused the cessation of Gaming shall constitute Operating Expenses of the Enterprise.

Section 3.3 Employees.

(a) Manager’s Responsibility.  The Manager, subject to the terms of this Agreement and consistent with the Enterprise Employee Policies, shall have the exclusive responsibility and authority for the selection, hiring, control, training, promotion and discharge of all Enterprise Employees and the sole responsibility for determining whether a prospective Enterprise Employee is qualified and the appropriate level of Compensation to be paid.

(b) Enterprise Employee Policies. The Manager shall establish personnel policies and procedures and employment practices, and a job classification system with salary levels and scales (collectively “Enterprise Employee Policies”), which Enterprise Employee Policies shall be submitted to and approved by the Company. The Enterprise Employee Policies shall include a grievance procedure in order to establish fair and uniform standards for the employees of the Enterprise.

(c) No Manager Wages or Salaries. Neither the Manager nor Manager’s Affiliates, nor any of their officers, directors, shareholders, or employees, shall be compensated by additional wages from or contract payments by the Enterprise for their efforts or for any work which they perform under this Agreement, other than loan repayments, reimbursement pursuant to the Reimbursement Agreement, compensation or payments for Manager’s Affiliates approved by the Company and the Management Fee to be paid to the Manager under Section 2.3. Nothing in this section shall restrict the ability of an Enterprise Employee to purchase or hold stock in the Manager or the Manager’s Affiliates, where (i) such stock is publicly held, and (ii) such employee acquires, on a cumulative basis, less than five percent (5%) of the outstanding stock in the corporation.

(d) Employee Background Checks.  A background investigation shall be conducted on each applicant for employment in compliance with applicable Legal Requirements as soon as reasonably practicable. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the Gaming licenses of the Manager or any of its Affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall knowingly be employed by the Manager, the Enterprise or any business operating on the Property.

(e) Removal of Employees.  The Manager will act in accordance with the Enterprise Employee Policies, labor regulations and any other Legal Requirements, with respect to the discharge, demotion or discipline of any Enterprise Employee.

Section 3.4. Marketing and Advertising.  The Manager shall have responsibility to advertise and promote the Facility, the budget and marketing plan for which shall be included in the annual operating budget prepared by the Manager and approved by the Company pursuant to Section 3.9.  The Manager may participate in sales and promotional campaigns and activities involving complimentary rooms, food, beverage, shows, chips and tokens.

Section 3.5. Operating Budget and Annual Plan.  The Manager shall, not later than June 1 of each year, submit to the Company, a proposed Operating Budget and Annual Plan for the following Fiscal Year. The Operating Budget and Annual Plan shall include a projected income statement, balance sheet and projection of cash flow for the Enterprise, with detailed justifications explaining the assumptions used therein. The Operating Budget and Annual Plan for the Enterprise shall comprise the following:

(a) a business and marketing plan for the Fiscal Year;

(b) a statement of the estimated income and expenses for the Fiscal Year, including estimated Gross Revenues and Operating Expenses and estimated results of the operation during each month of the Fiscal Year;

(c) a schedule of the Minimum Balances which must remain in the Enterprise Bank Accounts and the House Bank as of the end of each month during the Fiscal Year to ensure that sufficient money will be available for working capital purposes, the House Bank and other expenditures authorized under the Operating Budget and Annual Plan (the “Minimum Balances”); and

(d) either as part of the statement of the estimated income and expenses referred to in clause (b), or separately, budgets (and timetables and requirements of the Manager) for:

(1) repairs and maintenance,
(2) Capital Replacements,
(3) Furnishings and Equipment,
(4) advertising and business promotion programs,
(5) Promotional Allowances, and
(6) any other items requested by the Company.

The Company shall review and approve the Operating Budget and Annual Plan on a line-by-line basis, and shall forward the approved Operating Budget and Annual Plan to the Manager no later than June 25 of each year.  The Company’s approval of the Operating Budget and Annual Plan shall not be unreasonably withheld or delayed.  If the Company is unable to approve the Operating Budget and Annual Plan prior to the commencement of the Fiscal Year, then the proposed Operating Budget and Annual Plan shall be used as interim amounts until the Operating Budget and Annual Plan are approved by the Company.

The Parties acknowledge that the Operating Budget and Annual Plan is intended only to be a reasonable estimate of the Enterprise’s revenues and expenses for the relevant Fiscal Year.  The Manager shall not be deemed to have made any guarantee concerning projected results contained in the Operating Budget or Annual Plan.  The Manager may, after notice to and approval by the Company, revise the Operating Budget and Annual Plan from time to time as may be necessary to reflect any unpredicted significant changes, variables or events or to include significant additional, unanticipated items of expense, and may, upon five (5) business days’ notice to the Company, reallocate part or all of the amount budgeted with respect to any line item to another line item; provided that any reallocation of funds (a) from one department to another department or (b) from funds budgeted for any specific plans or programs established at the Enterprise by agreement of the Manager and the Company; and provided further that the Company must approve any budget modification that eliminates or substantially changes any plans or programs approved by Company as part of the Operating Budget and Annual Plan.  In addition, the Manager shall provide written notice to the Company of any increase of ten (10) percent or more in the aggregate monthly Operating Expenses from the amount provided in the Approved Budget.

Section 3.6 Capital Budget.  The Manager shall, not later than each June 1 submit to the Company, for review and approval, a recommended capital budget (the “Capital Budget”) describing the estimated replacement or new acquisition costs for the ensuing Fiscal Year, for the physical plant, furnishings, equipment, and ordinary capital replacement items (“Capital Replacements”) as shall be required to operate the Enterprise in accordance with sound business practices. The Capital Budget shall be reviewed and approved, and modifications thereto may be made, in the same manner as provided in Section 3.5 with respect to the Operating Budget and Annual Plan; provided, that notwithstanding any other provision of this Agreement to the contrary, no amount budgeted with respect to an item in the Capital Budget may be reallocated to an item in the Operating Budget and Annual Plan, or vice-versa, without the approval of the Company.

Section 3.7 Capital Replacements.  The Enterprise shall expend such amounts for Capital Replacements as shall be provided in the Capital Budget or the Operating Budget and Annual Plan or as may be required to: (a) maintain the Enterprise in compliance with any Legal Requirements, or (b) correct any condition of an emergency nature, including, without limitation, maintenance, replacements or repairs which, in the Manager’s judgment, require immediate action to preserve and protect the Facility, assure its continued operation, maintain the Enterprise Operating Standards or protect the comfort, health, safety and/or welfare of the Facility’s guests or employees (an “Emergency Condition”).  The Manager shall be responsible for the design and installation of Capital Replacements, subject to approval by the Company. The design and installation of Capital Replacements shall be effected in a manner so as to minimize interference with or disruption of ongoing operations.  The Manager is authorized to take all steps and to make all expenditures from the Disbursement Account (in the case of non-capitalized repairs and maintenance) or Capital Replacement Reserve (in the case of expenditures for Capital Replacements) as it deems necessary to repair and correct any Emergency Condition, regardless whether such provisions have been made therefore in the Capital Budget or the Operating Budget and Annual Plan. The Manager shall send immediate notice of any such expenditure, together with an explanation of the reasons therefore, to the Company.

Section 3.8  Use and Allocation of Capital Replacement Reserve. The Manager shall draw on the Capital Replacement Reserve for Capital Replacements in accordance with Section 3.7 and to make such emergency additions, repairs or replacements as shall be required to correct an Emergency Condition without further approval from the Company. Any amounts remaining in the Capital Replacement Reserve at the close of any year shall be carried forward and retained in the Capital Replacement Reserve until fully used.

Section 3.9 Internal Control Systems.  The Manager shall install systems for the monitoring of all funds (the “Internal Control Systems”), which shall comply with all Legal Requirements.  The Manager shall submit the Internal Control Systems for approval to the Company, and any other government agency required to approve the same, prior to their implementation.  Nothing in this Agreement shall impair the right of the Company to inspect and review, at any time, all Internal Control Systems and any changes instituted to the Internal Control Systems, and to retain an auditor to review the adequacy of the Internal Control Systems.

Section 3.10 Banking and Bank Accounts.

(a)           Enterprise Bank Accounts. The Company shall select a bank or banks for the deposit and maintenance of Enterprise funds and shall establish therein the accounts described in this Section 3.10 and such other accounts as the Manager may deem necessary and appropriate for the business of the Enterprise (the “Enterprise Bank Accounts”). All Enterprise Bank Accounts shall be accounts of the Enterprise opened in the name of the Enterprise.  All disbursements from Enterprise Bank Accounts must be made by check or wire transfer drawn against an Enterprise Bank Account.

(b) Depository Account. A Depository Account shall be established as an Enterprise Bank Account. The Manager shall collect all Gross Revenues and other proceeds connected with or arising from the operation of the Enterprise, the sale of all products, food and beverage, and all other activities of the Enterprise and deposit the related cash into the Depository Account at least once during each day or each 24-hour period. The Manager shall arrange for a bonded transportation service to effect the safe transportation of the daily receipts to the bank. Said transportation company and its bonding levels shall be approved in advance by the Company.

(c) Disbursement Account. A Disbursement Account shall be established as an Enterprise Bank Account. The Manager shall transfer funds from the Depository Account to the Disbursement Account as shall be necessary to make all payments for Operating Expenses (except for payroll), debt service, management fees, and disbursements to the Enterprise.  All such payments shall be made by the Manager from the Disbursement Account. The Manager shall reserve funds in the Disbursement Account in an amount equal to the Minimum Balance, and the Manager may increase the Minimum Balance, with the approval of the Company, at any time during the first 12 months following the Commencement Date to reflect unanticipated working capital needs revealed by actual Enterprise operations. The Manager may, with the approval of the Company, advance any funds needed to cover any operating cash shortfall and shall be allowed to be reimbursed for any such advances in accordance with Section 5.1.

(d) Payroll Disbursement Account. A Payroll Disbursement Account shall be established as an Enterprise Bank Account. The Manager shall transfer funds from the Depository Account to the Payroll Disbursement Account as shall be necessary to make all payments for Payroll Expenses (to be defined).  All such payments shall be made by the Manager from the Payroll Disbursement Account. The Manager shall reserve funds in the Payroll Disbursement Account in an amount equal to the Minimum Balance, and the Manager may increase the Minimum Balance, with the approval of the Company, at any time during the first 12 months following the Commencement Date to reflect unanticipated payroll needs revealed by actual Enterprise operations. The Manager may, with the approval of the Company, advance any funds needed to cover any payroll shortfall and shall be allowed to be reimbursed for any such advances in accordance with Section 5.1.

(e) Capital Replacement Reserve.  A Capital Replacement Reserve shall be established as an Enterprise Bank Account. There shall be transferred monthly to the Capital Replacement Reserve, from the Depository Account, an amount equivalent to (i) 2.5% of Gross Revenues, or such lower amounts as the Company shall deem necessary or appropriate in order to fund the Capital Budget and provide a sufficient reserve for the correction of Emergency Conditions; (ii) such higher amount as may be established by Company; or (iii) as may be required by any Lender. Capital Replacement Reserve contributions are the exclusive obligation of the Enterprise. The amounts required to be so transferred on behalf of the Enterprise shall be calculated and, in accordance with Section 5.1 of this Agreement, deposited into the Capital Replacement Reserve, in arrears, no later than the 21st day of the month immediately following the month with respect to which a transfer is made. If any adjustment of Gross Revenues is made as a result of an audit or for other accounting reasons, a corresponding adjustment in the Capital Replacement Reserve transfer shall be made. In addition, all proceeds from the sale of capital items no longer needed for the operation of the Enterprise, and the proceeds of any insurance received in reimbursement for any items previously paid for from the Capital Replacement Reserve, shall be deposited into the Capital Replacement Reserve upon receipt. Transfers into the Capital Replacement Reserve and expenditures therefrom shall be accounted for in accordance with GAAP.

(f) Cash Disbursements. The Manager shall not make any cash disbursements from any Enterprise Bank Account.

(g) Investments. Amounts on deposit in any Enterprise Bank Account shall be invested in accordance with an Enterprise investment policy approved by the Company. Income earned on such investments shall be credited to the Account from which such investment was made.

Section 3.11 Insurance.  The Manager, on behalf of the Enterprise and the Company, shall arrange for, obtain and maintain, with responsible insurance carriers licensed to do business in the State of Mississippi, insurance satisfactory to the Company, including public liability, employee fidelity insurance and property loss or damage insurance, covering the Facility and the operations of the Enterprise, naming the Nation, the Enterprise and the Manager as insured parties, for the coverages and in at least for the limits which are customary for Gaming operations of similar size and scope.

Section 3.12 Accounting and Books of Account.

(a) Operating Statements. The Manager shall prepare and provide monthly, quarterly and annual financial reports and operating statements to the Company and to such other parties as any applicable contract or law may require. The operating statements shall comply with all Legal Requirements and shall include an income statement, statement of cash flows, and balance sheet for the Enterprise. Such statements shall include the Operating Budget and Annual Plan and Capital Budget projections as comparative statements, and shall include comparative statements from the comparable period for the prior year of all revenues and expenses, and all other amounts collected and received and all deductions and disbursements made therefrom in connection with the Enterprise. All such statements shall be prepared in accordance with GAAP consistently applied, and shall contain such additional information as may be requested by the Company.

(b) Books of Account.  The Manager shall maintain full and accurate books of account and records at an office in the Facility and at such other locations as may be determined by the Manager.

(c) Accounting Standards. The Manager shall maintain the books and records of the Enterprise in conformity with GAAP consistently applied. The Manager shall establish and maintain accounting systems and procedures which: (i) shall comply with all applicable Legal Requirements  of internal accounting controls; (ii) permit the preparation of financial statements in accordance with GAAP; (iii) be susceptible to audit as required by the Legal Requirements.

(d) Annual Audit. An independent certified public accounting firm shall be selected by the Company for the purpose of performing an annual audit of the books and records of the Enterprise.

Section 3.13 Retail Stores and Concessions.  The Company shall review and approve any shops or concessions proposed to be operated in connection with the Facility.

Section 3.14 Entertainment Approvals. The Company shall review and approve any special entertainment and/or sporting events costing in excess of $200,000 (excluding daily entertainment by local entertainers) proposed to be conducted or offered at the Facility.

Section 3.15 Recoupment and Reimbursement. The Manager may, with the permission of the Company and according to the terms of this Agreement, advance funds or contribute property on behalf of the Enterprise to satisfy obligations of the Enterprise in connection with this Agreement. The Manager shall keep appropriate records to document all reimbursable expenses paid by the Manager, which records shall be made available for inspection by the Company. Nothing contained herein creates any obligation on the part of the Manager to advance or lend any funds to the Company or to the Enterprise or to cover any cash flow shortfall of the Enterprise.

Section 3.16 Annual Reports.  The Manager shall prepare and submit the annual reports required and any other reports required under this Agreement.

Section 3.17  Board of Directors.

(a)  Election/Number of Directors.  The Parties agree that the board of directors of the Company (the “Board of Directors” or the "Board") shall consist of five (5) natural persons. Directors are appointed by resolution of the equity holders, provided however, that the equity holders adhere to the following rules:

(i)	The Company shall have the right to appoint three (3) Directors (hereafter the “Company Directors”).

(ii)	The Manager shall have the right to appoint two (2) Directors (hereafter the "Manager Directors").

A Party nominating a Director pursuant to this Section shall also be entitled to have such Director removed and replaced at any time by its nominee. All Parties undertake to vote their equity interests accordingly. Any vacancy occurring on the Board by reason of death, disqualification, inability to act, or resignation of a director who has been elected by a Party shall be filled only by an individual elected or appointed by a vote of the equity interests of such Party.

(b)           Board Meetings; Committee Meetings; Expenses; Observers.  The Board shall hold meetings at least bi-yearly (twice per year) and no more than six times per year.  For each Board meeting, the Company shall reimburse each director for reasonable and documented expenses related to the attendance by such director of meetings of the Board (or any committee thereof), including reasonable and documented travel expenses.  Board meetings may be held by any means of communication mutually agreed to by the Parties including telephonic, videoconference or by written exchange.  Minutes of all such meetings shall be furnished to all Board members within ten (10) calendar days after such meeting.  Members of the Board may be compensated for their services to the Company in such amount and at such times as determined by the Board, in the sole discretion of the Board.

(c)           Powers of the Board.  The Board of Directors has the powers assigned to it by law and the Company's organizational documents.

ARTICLE IV

LIENS AND ENCUMBRANCES

Section 4.1 Liens.  The Company warrants and represents that, during the Term of this Agreement, it shall not act in any way, either directly or indirectly, to cause any person or entity other than the Manager or the Lender to become an encumbrancer or lien holder of the Property or to allow any person or entity to obtain any interest in this Agreement without the prior written consent of the Manager.

The Manager specifically warrants and represents to the Company that, during the Term of this Agreement, the Manager shall not act in any way, either directly or indirectly, to cause any person or entity to become an encumbrancer or lien holder of the Property or the Facility or to obtain any interest in this Agreement without the prior written consent of the Company.

The Company and the Manager shall keep the Facility and the Property free and clear of all mechanics’ liens and other liens resulting from the construction of the Facility and all other liens which may attach to the Facility or the Property. If any such lien is claimed or filed, the Company shall take immediate legal action to contest the claim or lien or otherwise to discharge the lien within 30 days after having been given written notice of such claim, either by payment to the claimant of the amount claimed, the deposit with the proper court of such amount as shall be necessary to relieve and discharge the Property from such claim, or by any other action which will result in the discharge or stay of such claim. The Manager is authorized to act on behalf of the Enterprise to discharge any liens if the Enterprise fails to take appropriate action to stay or discharge such lien within that 30 day period.

Section 4.2 Security Interests. The Company shall have the right to grant senior security interests in Enterprise revenues and other Enterprise assets to secure financing for the Facility. Manager agrees to execute and deliver subordination agreements, in form and content satisfactory to the Lender, subordinating the security interest and claim of Manager under the Reimbursement Agreement to the security interest and claim of Lender.

ARTICLE V

PAYMENTS OF FEES

Section 5.1 Payment of Fees. Within 21 days after the end of each calendar month, the Manager shall calculate the Gross Revenues, Operating Expenses, and Net Revenues of the Enterprise for such month’s operations and for the fiscal year’s operations to date. Such calculations shall be presented in writing to the Company.  Thereupon, the Manager shall disburse funds from the Disbursement Account to the extent available to pay the scheduled items to the extent due and payable and earned in the following order of priority:

(i) the reimbursement of any amounts advanced by Manager under Section 3.15, with interest calculated at the rate provided in Section 12.12 from the date the advance was made to the date reimbursement is paid, subject to subordination in accordance with this Agreement;

(ii) current principal and interest due on each loan (and if payments are due quarterly, a reserve equal to one third of the scheduled quarterly payment shall be deposited in a designated Enterprise Bank Account for such payment, and may be invested in accordance with the Enterprise Investment Policies pending payment), or under any equipment lease;

(iii) the Management Fee in accordance with Section 2.3; and

(iv) Capital Replacement Reserve contributions in accordance with Section 3.15.

All remaining Net Revenues, less any Capital Replacement Reserve contributions to be made in accordance with Section 3.15, (the “Monthly Distribution Payment”) shall be distributed to the Company, if any, at the same time the Management Fee is paid.

Section 5.2 Payment of Net Revenues. The Net Revenues paid to the Company pursuant to this Article V shall be payable to the Company bank account specified by the Company.

ARTICLE VI

TAXES

Section 7.1 Local Taxes. If any local government attempts to impose any tax, including any possessory interest tax, upon the Company, the Enterprise, the Manager, the Facility or the property of the Facility, or upon a transaction entered into by the Manager relating to the Enterprise (other than an income tax on the income of the Manager hereunder), the Manager may recommend that the Company resist such attempt through legal action. If the Manager recommends such litigation, the costs of such action and the compensation of legal counsel shall be an Operating Expense of the Enterprise and any recovery shall be included in Gross Revenues of the Enterprise. If the Manager does not recommend that the Company commence such litigation, and the Company chooses to do so anyway the costs of such action and the compensation of legal counsel shall not be an Operating Expense of the Enterprise and any recovery shall be payable directly to the Company and shall not be included in such Gross Revenues. The final decision on bringing any such litigation shall be in the sole discretion of the Company and through counsel selected by the Company. Any such tax shall constitute an Operating Expense of the Enterprise. This Section shall not be construed to imply that the Company, the Manager, the Enterprise, the Facility or the Property, or any transaction entered into by the Company or the Manager relating to the Enterprise is liable for any such tax.

Section 7.2 Taxes, Fees and Charges.

(a) The Company agrees that neither it nor any agent, agency, authority, affiliate or representative of the Company will impose any new fees, assessments, or other charges of any nature whatsoever on the Management Fee, any payments of debt service to the Manager or any of its Affiliates or to any Lender furnishing financing for the Facility or for the Enterprise, or on the Enterprise, the Facility or the revenues therefrom.
Section 7.3 Compliance with Tax Code.  The Manager shall comply with all Legal Requirements.

ARTICLE VIII

DISCLOSURES BY MANAGER; BACKGROUND INVESTIGATIONS

Section 8.1 Member, Officers and Affiliates.  The Manager warrants, covenants and represents that:

(a) No person or entity has any beneficial ownership interest in the Manager other than as set forth herein; and

(b) No officer, director or member of Manager, nor any individual owner of five percent (5%) or more of the stock of Manager, has been arrested, indicted for, convicted of, or pleaded nolo contendere to any felony or any Gaming offense, or had any association with individuals or entities known to be connected with organized crime; and

(c) As to any Affiliate doing business with the Enterprise, no officer, director or member of such Affiliate, nor any individual owner of five percent (5%) or more of the stock of such Affiliate, has been arrested, indicted for, convicted of, or pleaded nolo contendere to any felony or any Gaming offense, or had any association with individuals or entities known to be connected with organized crime.

Section 8.2 Criminal Investigation. The Manager agrees that all of its members, officers and employees (whether or not involved in the Enterprise), shall:

(a) consent to background, criminal or other investigations to be conducted by any law enforcement authority or any duly authorized agency of the government, to the extent required by the Legal Requirements;

(b) be subject to licensing requirements and other Legal Requirements and this Agreement;

(c) cooperate fully with such investigations; and

(d) disclose any information requested by the Company or any other government agency herein that would reasonably facilitate the background investigation. Any materially false or deceptive disclosures or failure to cooperate fully with such investigations by an employee of the Manager shall result in the immediate dismissal of such employee.  The results of any such investigation may be disclosed by the Company to regulatory authorities as required by law.

Section 8.3 Disclosure Amendments. Manager agrees that whenever there is contemplated any material change in the information disclosed pursuant to this Article VII, it shall notify the Company of such change not later than ten (10) days prior to such change.  All of the warranties, covenants and agreements contained in this Article VII shall apply to any person or entity who would be listed in this Article VII as a result of such changes. Manager’s covenant in Section 9.1 shall continue throughout the Term of this Agreement; provided that a breach of the covenant in Section 9.1(b) shall not give rise to a right of the Company to terminate this Agreement if the Manager terminates such individual’s relationship with the Manager or its Affiliate within ten (10) days after receiving notice of such.

ARTICLE IX

TERMINATION

Section 9.1 Termination for Material Breach. Either the Company or the Manager may terminate this Agreement, by written notice effective 30 days after receipt, for Material Breach.
For purposes of this Section 9.1, a “Material Breach” shall consist of the following:

(a) the failure of the Company or the Manager to pay any amount owed hereunder to the Manager or the Company, respectively, when due and the continuation of such default for a period of five (5) business days after receipt of notice; or

(b) the failure of the Company or the Enterprise to perform any other duty or obligation on its part hereunder for a period of 30 days after receipt of notice from the Manager, or for such longer period as may be necessary to effectuate a cure of such default provided that such default is capable of being cured and the defaulting party has commenced the cure within such 30-day period and is proceeding with due diligence to effect such cure; or

(c) the failure of the Manager to perform any other duty or obligation on its part hereunder for a period of 30 days after receipt of notice from the Company, or for such longer period as may be necessary to effectuate a cure of such default provided that such default is capable of being cured and the Manager has commenced the cure within such 30-day period and is proceeding with due diligence to effect such cure. The discontinuance or correction of a Material Breach shall constitute a cure thereof.

Section 9.2 The Company’s Right to Terminate Agreement. In addition to its ability to terminate this Agreement for a Material Breach by the Manager, the Company may terminate this Agreement, by written notice effective 30 days after receipt, if:

(a) the Enterprise or any material aspect of Gaming at the Facility is determined by a final judgment of a court of competent jurisdiction, after all appellate reviews have been exhausted, to be unlawful under the law of the State of Mississippi;

(b) the Company has reason to believe that the performance by it or the Manager of any obligation imposed under this Agreement may reasonably be expected to result in the breach of any Legal Requirement and the Company and the Manager have been unable to agree upon waiver of such performance within 30 days of written notice given by the Company;

(c) a member or an officer of the Manager is convicted of a felony or a misdemeanor offense in the performance of the Manager’s duties hereunder; provided, that such a conviction shall not give rise to a right of the Company to terminate this Agreement if the Manager terminates such individual’s relationship with the Manager within ten (10) days after receiving notice of the conviction; or

(d) the Manager is declared bankrupt, a voluntary petition for bankruptcy is filed, a receiver is appointed for any portion of the Manager’s property in any judicial proceeding, or the Manager shall make or attempt to make an assignment for creditors or take advantage of any insolvency law; or

(e) the Company may terminate this Agreement after the second (2nd) anniversary of the full opening of the initial casino and hotel without cause if a majority of the voting members of the Company at a duly authorized meeting vote to terminate this Agreement; provided, that, in such event the Company shall pay the Manager a severance payment equal to the prior twenty-four (24) months management fee paid to the Company pursuant to Section 2.3 above.

Section 9.3 Manager’s Right to Terminate Agreement. In addition to its ability to terminate this Agreement for a Material Breach by the Company, the Manager may terminate this Agreement, by written notice effective 30 days after receipt, if:

(a) the Enterprise or any material aspect of Gaming at the Facility is determined, to be unlawful;

(b) the Manager has been notified by any regulatory agency that the performance by it of any obligation imposed by this Agreement will jeopardize the retention of any license, or approvals granted thereunder, held by the Manager, any Affiliate of the Manager or any of its members in any other jurisdiction, and the Company refuses to allow the Manager to immediately rectify any such complaint, or refuses to take such reasonable steps as are necessary to resolve concerns of such regulatory agency concerning the suitability of the Company; or

(c) the Manager has reason to believe that the performance by it or the Company of any obligation imposed under this Agreement may reasonably be expected to result in the breach of any Legal Requirement and the appropriate parties to this Agreement have been unable to agree upon waiver of such performance within 30 days written notice by the Manager.

Section 9.4 Provisions Applying to any Termination. The following provisions shall apply to any termination of this Agreement under this Article IX.

(a) During the 30-day notice period, a party may submit to arbitration, under the dispute resolution provisions of this Agreement at Section 13.3, the matter alleged to give rise to the right of termination.

(b) Regardless of the reason giving rise to termination, the parties shall retain all money previously paid to them pursuant to this Agreement, the Company and the Enterprise, as appropriate, shall retain title to all Enterprise and Facility fixtures, improvements, supplies, equipment, funds and accounts, subject to Section 4.2 and the rights of the Manager under any security agreement, and the Manager shall retain the rights to any accrued and unpaid Management Fee due under Section 2.3or the reimbursement of any amounts advanced by the Manager under Section 3.15, 3.20 or 5.2.

(c) Any revenues accruing through the date of termination shall be distributed in accordance with Article V.
(d) The Manager shall continue to have the right to repayment of unpaid principal and interest and other amounts due to the Manager or outstanding and guaranteed by the Manager pursuant hereto and to the Reimbursement Agreement.

(e) Any claim of Manager against the Enterprise and the Company, or of the Enterprise, shall be subject to their respective rights of recoupment and setoff, if any.

ARTICLE X

CONCLUSION OF TERM

Section 10.1 Transition; Undistributed Net Revenues. Upon the conclusion or the termination of this Agreement, the Manager shall take reasonable steps for the orderly transition of management of the Enterprise to the Company or its designee pursuant to a transition plan agreed to by the Company and the Manager in accordance with Section 13.4. If the Enterprise has accrued Net Revenues, which have not been distributed under Article V of this Agreement, the Manager shall receive as that Management Fee an amount equal to the Management Fee it would have received had the distribution occurred during the Term of this Agreement.

ARTICLE XI

CONSENTS AND APPROVALS

Section 11.1 Enterprise. Where approval or consent or other action is required, such approval shall, unless otherwise provided herein, mean the written approval of the Company.

Section 11.2 Manager. Where approval or consent or other action of the Manager is required, such approval means the written approval of one of the managers of the Manager.

Section 11.3 Approvals and Consents Not to be Delayed.  No approval, consent or action required of the Company or the Manager hereunder shall be unreasonably withheld or delayed; provided that the foregoing does not apply where a specific provision of this Agreement allows the Company or the Manager an absolute right to deny approval or consent or withhold action.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Recording. At the option of the Company or the Manager , any security agreement related to the financing of the Facility may be recorded in any public records.

Section 12.2 No Joint Venture. The Parties agree that it is not their intent, and that this Agreement shall not be construed, to create a joint venture between (a) the Company, the Enterprise and the Manager, (b) the Company and the Manager, or (c) the Enterprise and the Manager; rather, the Manager shall be deemed to be an independent contractor for all purposes hereunder.

Section 12.3 Dispute Resolution.

(a)           Enforcement.  The Parties agree that in the event of necessity of enforcement of this Agreement or for any and all claims regarding or relating to this Lease, any resulting litigation shall be irrevocable and exclusively conducted in the state courts of the First Judicial District of Harrison County, Mississippi, or the United States District Court for the Southern District of Mississippi and shall be governed by Mississippi law (without regard to Mississippi’s conflict of law principles).  Any bankruptcy proceedings which might be filed by the Compnayshall be filed in the Southern District of Mississippi Federal Bankruptcy Court.  In the event of any litigation for enforcement of this Lease, the prevailing party shall be reimbursed all reasonable costs and expenses of litigation, including attorneys’ fees by the unsuccessful party.  In addition to the remedies provided herein both parties shall, at their option, have the remedy of specific performance.

(b) Notice and Right to Cure. The Parties agree that, without limiting any right to acceleration or demand for payment set forth in this Agreement, (i) no more than fifteen (15) business days after the party claiming a breach or alleging damage has actual knowledge that the alleged breach or damage has occurred, and (ii) no less than thirty (30) days before the dispute resolution mechanisms described in this Section 13.3 may be utilized, the party claiming breach or damage shall give written notice of the alleged breach or damage to the other party. Both Parties shall thereafter make a serious effort to meet, cure any breach, and otherwise make a good faith effort to resolve any differences.

(c) Performance During Disputes. It is mutually agreed that during any kind of controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement, the Manager shall continue to possess the rights, duties, and obligations set forth in this Agreement, and the Parties shall continue their performance of the provisions of this Agreement and its exhibits.

Section 13.4 New Management Agreement. On or before six months prior to the end of the extended term of this Agreement, the Company shall give the Manager notice of its intent regarding its willingness to enter into negotiations for a new management agreement to be effective upon the conclusion of this Agreement.  Manager shall submit to the Company, no later than six months prior to the expiration of the extended term, a proposed transition plan on the assumption that the extended term of this Agreement will not be further extended. The plan shall be sufficient to allow the Company to operate the Enterprise, shall provide for the orderly transition of the management of the Enterprise, and shall be subject to the reasonable review and approval of the Company. If the Company and the Manager are unable to agree to the terms of a new management agreement or if the Company decides not to enter into negotiations for a new management agreement, then the Company and the Manager shall agree upon a transition plan within 30 days following notice from the Company to the Manager of its intention not to negotiate a new management agreement.

Section 12.5 Notice. Any notice required to be given pursuant to this Agreement shall be delivered to the appropriate party by overnight courier or by Certified Mail, return receipt requested, addressed as follows:

If to the Company:

If to Company:

ROTATE BLACK MS, LLC
2510 14th Street, Suite 1125 (39501)
Post Office Box 160
Gulfport, MS 39501
Phone: (228) 424-7424
Fax: (228) 822-8535

If to Manager:

ROTATE BLACK, INC.
932 Spring Street
Petosky, MI  49770
Phone:  (231) 347-0777

with a copy to: or to such other different address(es) as the Parties may specify in writing using the notice procedure called for in this Section 13.5. Any such notice shall be deemed given two days after delivery to National Express or another recognized overnight delivery service, or upon actual delivery, whichever first occurs.

Section 12.6 Authority to Execute and Perform Agreement. The Company and the Manager represent and warrant to each other that they each have full power and authority to execute this Agreement and to be bound by and perform the terms thereof. On request, each party shall furnish the other evidence of such power and authority.

Section 12.7 Manager’s Contractual Authority. The Manager is authorized to make, enter into and perform in the name of and for the account of the Company, doing business as the Enterprise, such contracts as are deemed necessary by the Manager to perform its obligations under this Agreement, provided such contracts comply with the terms and conditions of this Agreement, including but not limited to, Section 3.2, and provided such contracts do not obligate the Enterprise to pay sums not approved in the Operating Budget and Annual Plan or the Capital Budget, unless such payment results directly from an Emergency Condition.

Section 12.8 Further Actions. the Company and the Manager agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

Section 12.9 Waivers. No failure or delay by the Manager or the Company to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 12.10 Captions. The captions for each Section and Subsection are intended for convenience only.

Section 12.11 Severability. If any of the terms and provisions hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms or provisions hereof. If, however, any material part of a party’s rights under this Agreement shall be declared invalid or unenforceable (specifically including the Manager’s right to receive its Management Fees), the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon 30 days written notice to the other party, without liability on the part of the terminating party.

Section 12.12 Interest. Except as otherwise provided in any other agreement between the Company and the Manager, any amounts advanced by the Manager or the Company related to the operation of the Enterprise shall accrue interest at five percent (5%) per annum.

Section 12.13 Third Party Beneficiary. This Agreement is exclusively for the benefit of the parties hereto, may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto as such are authorized by this Agreement.

Section 12.14 Brokerage. The Manager and the Company represent and warrant to each other that neither has sought the services of a broker, finder or agent in this transaction, and neither has employed, nor authorized, any other person to act in such capacity. The Manager and the Company shall each indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by the other party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying party.

Section 12.15 Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

Section 12.16 Estoppel Certificate. The Parties agree to furnish to any party to this Agreement, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Enterprise as may be reasonably requested.

Section 12.17 Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or national legal holiday, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or national legal holiday.

Section 12.18 Exhibits. All Exhibits attached hereto are incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.

Section 12.19 Successors and Assigns. The benefits and obligations of this Agreement shall inure to and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 12.20 Permitted Assignment; Subcontracting. Manager may assign this
Agreement, only with the Company’s consent (which it may exercise in its sole and exclusive judgment).

Section 12.21 Time is of the Essence. Time is of the essence in the performance of this Agreement.

Section 12.22 Confidential and Proprietary Information; Affiliate Disclosure; Arms Length Contracts.

(a) Confidential Information. The Parties agree that any information received concerning any party to this Agreement (or any affiliate to such a party) during the performance of this Agreement, regarding the party’s organization, financial matters, marketing plans, or other information of a proprietary nature (“Confidential Information”), will be treated by the Parties in full confidence and will not be revealed to any other person, firm or organization except as required to allow the Manager or the Company to perform their respective covenants and obligations hereunder, or in response to legal process or appropriate and necessary inquiry of a government agency having jurisdiction over the Enterprise (including required disclosures to or filings with such regulatory authority). This provision shall survive the termination of this Agreement for a period of two years.  The obligations not to use or disclose the Confidential Information shall not apply to Confidential Information which (i) has been made previously available to the public by the Company or the Manager or becomes generally available to the public, unless the Confidential Information being made available to the public results in a breach of this Agreement, (ii) prior to disclosure to the Company or the Manager, was already rightfully in any such person’s possession, or (iii) is obtained by the Company or the Manager from a third party who is lawfully in possession of such Information and not in violation of any contractual, legal or fiduciary obligation to the Company or the Manager with respect to such Confidential Information and who does not require the Company or the Manager to refrain from disclosing such Confidential Information to others.

(b) Manager’s Proprietary Information. the Company agrees that the Manager has the sole and exclusive right, title and ownership to:

(i) certain proprietary information, techniques and methods of operating Gaming business,

(ii) certain proprietary information, techniques and methods of designing games used in Gaming businesses, and

(iii) certain proprietary information, techniques and methods of training employees in the Gaming business.

The Company further agrees to maintain the confidentiality of such Manager’s
Proprietary Information and, upon the termination of this Agreement, to return same to the Manager, including but not limited to, documents, notes, memoranda, lists, computer programs and any summaries of such Manager’s Proprietary Information; provided, however, that (x) the Company shall have the right to maintain copies of any such items when the same are required for proper Enterprise record keeping; (y) Manager grants the Company  a non-exclusive license to use such Proprietary Information in connection with the Facility, whether or not this Agreement has been terminated, bought out or expired, and the Company may retain such items as are necessary for the Company to realize the benefit of that license; and (z) Manager shall inform the Company and the Company in writing, at or before execution of this Agreement, of all such information, techniques and methods it asserts is proprietary, and shall update such disclosure promptly upon delivery of additional proprietary information, techniques and methods to the Enterprise (but such notification shall not bind the Company as to whether such information is in fact proprietary). Manager’s Proprietary Information specifically excludes any information or document that would otherwise fall within (i), (ii) or (iii) of this Section 13.23(b), if same is prepared, designed or created specifically for the use and benefit of the Enterprise, if the information or documents is otherwise available in the public domain, or if the information or document was obtained by the Company from a third party whose disclosure to the Company was not wrongful as to Manager. Prior to the installation of any information technology system at the Enterprise, the Manager will advise the Company in writing whether the same falls into the category of Manager’s Proprietary Information. If there is a generally equivalent system available, the Company shall decide whether the proprietary or a non-proprietary system should be used.

(c) Arms Length Contracts. No contracts for the design, construction or equipping of the Facility, or relating to the operation of the Facility, shall be entered into by Manager or the Enterprise with Affiliates of Manager or its members, or Affiliates of the Company, unless the affiliation is disclosed in writing to the Company and the contract terms are no less favorable than those that could be obtained from nonaffiliated contractors or suppliers.

Section 12.24 Modification. Any change to or modification of this Agreement must be in writing signed by the parties hereto and shall be effective only upon approval of both parties.

Section 12.25.  Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein. No other agreements, covenants, representations, or warranties, express or implied, oral or written have been made by any party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, discussions, negotiations, possible and alleged agreements and representations, covenants and warranties with respect to the subject matter hereof, are waived, merged herein and superseded hereby. Each party affirmatively represents that no promises have been made to that party which are not contained in this Agreement and the Exhibits, and stipulates that no evidence of any promises not contained in this Agreement and the Exhibits, shall be admitted into evidence on their behalf.

Section 12.27.  Government Savings Clause. Each of the Parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law, provided that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Company or the Manager under this Agreement or any other agreement or document related hereto.

Section 12.28.  Preparation of Agreement. This Agreement was drafted and entered into after careful review and upon the advice of competent counsel; it shall not be construed more strongly for or against any party.

Section 12.29. Standard of Reasonableness. Unless specifically provided otherwise, all provisions of this Agreement and all collateral agreements shall be governed by a standard of reasonableness.

Section 12.30 Governing Law. This Agreement, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the substantive laws of the State of Mississippi.

Section 12.31 No Other Agreements. The Company warrants to the Manager that they are party to no agreements, other than this Agreement, relating to the operation of a Gaming Facility in the State of Mississippi.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on October 27, 2010 and this Agreement shall be effective as of April 1, 2010.
ROTATE BLACK MS, LLC.

By:

/s/ Dual Cooper

ROTATE BLACK, INC.

By:

/s/ John Paulsen